Exhibit 99

NEWS RELEASE

The Progressive Corporation	Company Contact:
6300 Wilson Mills Road	Patrick Brennan
Mayfield Village, Ohio 44143	(440)395-2370
http://www.progressive.com

PROGRESSIVE ANNOUNCES ORGANIZATIONAL CHANGES
MAYFIELD VILLAGE, OHIO — September 11, 2007 — The Progressive Corporation today announced organizational changes designed to increase the Company’s ability to execute on key strategies, lower its non-claims expense ratio and foster growth through more competitive pricing, improved customer retention and an increased focus on brand development.
Since 2000, Progressive’s Personal Lines segment has been organized into two businesses—the Agency Business and the Direct Business. While the Company will continue to price products based on how they are distributed to reflect the channel cost structure, it is combining the operations of the two businesses into a single Personal Lines organization, consolidating the product research and development and product management functions. The new Personal Lines organization will be led by John Sauerland, currently the Direct Business Group President.
John Barbagallo, currently the Agency Business Group President, will become Commercial Lines Group President, assuming responsibility for the Company’s Commercial Auto Business and its Professional Liability Group (PLG) business. He will continue to manage the Company’s agent relationships and field sales organizations.
Earlier this year, Brian Silva, currently the Commercial Auto Group President, advised CEO and President Glenn Renwick of his intention to retire in mid-2008. After helping with the transition, Mr. Silva will shift his focus to several of the Company’s key projects until his retirement date.
The Company’s Brand Development Group, which currently reports into the Direct Business, will now report to Mr. Renwick.
Mr. Renwick said: “These are important changes to keep Progressive and our independent agents in the competitive forefront and help us to fulfill our aspiration of becoming Consumers’ #1 Choice for Auto Insurance throughout their insurable lives.”
About Progressive
The Progressive Group of Insurance Companies, in business since 1937, is the country’s third largest auto insurance group and largest seller of motorcycle and personal watercraft policies based on premiums written, and is a market leader in commercial auto insurance.
Progressive is committed to becoming consumers’ #1 choice for auto insurance by providing competitive products and rates that meet drivers’ needs throughout their lifetimes, superior online and in-person customer service, and best-in-class, 24-hour claims service, including its concierge level of claims service available at service centers located in major metropolitan areas throughout the United States.

Progressive companies offer consumers choices in how to shop for, buy and manage their auto insurance policies. Progressive offers its products, including personal and commercial auto, motorcycle, boat and recreational vehicle insurance, through more than 30,000 independent insurance agencies throughout the U.S. and online and by phone directly from the Company. To find an agent or to get a quote, go to www.progressive.com.
The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, are publicly traded at NYSE:PGR.